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                                                                    EXHIBIT 10.2

                          PUMPKIN RIDGE JOINT VENTURE
                            JOINT VENTURE AGREEMENT
                            -----------------------


1.  Parties.
    -------

     This Joint Venture Agreement (the "Agreement") is dated as of September 8, 1997, by and among NATIONAL GOLF OPERATING PARTNERSHIP L.P., a Delaware limited partnership ("NGP") and PUMPKIN RIDGE PARTNERS, an Oregon Partnership ("PRP"). The parties are sometimes referred to as the "Venturers".



2.  Recitals.
    --------

     2.1. PRP is an Oregon partnership whose sole partners are Oregon Central Corporation, a Delaware corporation ("OCC") and Pacific Estates, Ltd., an Oregon corporation ("PEL").

     2.2. PRP is the owner of that certain thirty-six hole golf course facility located in Cornelius, Oregon situated on the land ("Land") described in the title report ("Title Report") attached hereto as Exhibit "A".

     2.3. The Venturers desire to form a joint venture (the "Venture") for the purpose of acquiring and leasing the Land and other items constituting the Property (as defined below).

     2.4. Immediately upon acquisition, the Venture will lease the Property to American Golf Corporation, a California corporation ("AGC") pursuant to a fifteen-year net lease on terms and conditions acceptable to the Venture and AGC ("Operating Lease").

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3.  Definitions.
    -----------

     The following words, when capitalized in this Agreement, will have the following meanings:

     3.1. "Act" means the Oregon Uniform Partnership Act, being Chapter 68 of the Oregon Revised Statutes.

     3.2. "Affiliate" means any individual, partnership, corporation, limited liability company, trust, or other entity or association, directly or indirectly, controlled by or under common control with another. The term "control" means with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

     3.3. "AGC" means American Golf Corporation, a California corporation.

     3.4. "Agreement" means this Joint Venture Agreement, together with any future written amendments.

     3.5. "Appurtenances" means all appurtenances, easements, reversionary rights and all other rights, privileges, and entitlements belonging to or running with the Land, all awards for damage to the Land or the Improvements or for the taking by

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eminent domain, and all zoning and land use entitlements and development rights pertaining to the Land.

     3.6. "Arbitrator" means a real estate appraiser who is a member of the American Institute of Real Estate Appraisers and who is qualified, knowledgeable and has at least ten (10) years' prior experience in the appraisal of golf properties in the United States.

     3.7. "Bankruptcy" means:

          3.7. (a)   The voluntary filing by a Venturer of a petition under the
Federal Bankruptcy Code, or any other applicable Federal or state bankruptcy, insolvency or similar law, or the consent by a Venturer to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar person) of it or any substantial part of its assets, or the making by it of any assignment for the benefit of creditors, or its written admission of its inability to meet its debts as such debts become due; or

          3.7.(b)   The entry of a decree or order for relief by a court having jurisdiction in respect of a Venturer in an involuntary case under the Federal bankruptcy laws, or any other applicable Federal or state bankruptcy, insolvency or other similar laws, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar person) of the Venturer or for any substantial part of its assets, or ordering the winding-up or liquidation of its affairs, and the continuance

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of any such decree or order unstayed and in effect for a period of sixty (60)
consecutive days.

     3.8. "Capital Account" shall mean the account of a Venturer that is maintained in accordance with the provisions of Section 7.5.

     3.9. "Capital Contributions" means all contributions by the Venturers to the capital of the Venture.

     3.10. "Claims" has the meaning set forth in Section 18.1.

     3.11. "Closing" shall mean the closing of the Venture's acquisition of the Property and the execution and delivery of the Operating Lease. The Closing is subject to certain conditions described in Section 8.3.

     3.12. "Closing Date" shall mean September 8, 1997, or such other date as the parties may mutually agree, which shall be the date upon which the Venturers make their initial Capital Contributions and the Closing occurs.

     3.13. "Closing Documents" shall mean those documents scheduled in Exhibit "D" hereto which will be recorded and delivered at Closing.

     3.14. "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto. Any references herein to specific sections of the Code shall be deemed to include a reference to any corresponding provisions of future law.

     3.15. "Contracts" are the Contracts scheduled in Exhibit "C."

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     3.16. "Credits" means investment tax credits and other tax credits available to the Venturers in connection with the Venture.

     3.17. "Default Loan" means an advance made by a Venturer pursuant to
Section 15.2.

     3.18. "Default Notice" means a notice delivered by a Venturer to the other Venturers pursuant to Section 15.1.

     3.19. "Defaulting Venture" means any Venturer or its Successor who has committed an uncured Event of Default.

     3.20. "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such fiscal year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such fiscal year or other period, bears to such beginning adjusted tax basis; provided that if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year or other period, is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Venturer.

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     3.21. "Distributable Cash" means all cash of the Venture from all sources, excluding:

          3.21. (a) all amounts necessary for payment of any Liabilities of the Venture then due;

          3.21. (b) such additional amounts as the Managing Venturer may reasonably determine to be necessary or desirable as a reserve for any future Liabilities of the Venture; and

          3.21. (c)  Any recovery under the Title Policy.

     3.22. "Escrow" means the escrow established by Escrow Holder whereby the Venture will acquire the Property.

     3.23. "Escrow Holder" means First American Title Insurance Company of Oregon (attn. Patricia Parsons).

     3.24. "Event of Default" means any of the events, acts or omissions specified in Section 15.1.

     3.25. "Exercise Notice" has the meaning set forth in Section 14.1.

     3.26. "Fair Market Value" means the price a ready, willing and able purchaser would pay for the assets of the Venture, taking into account the maturity of the Property, the terms of the Operating Lease, and NGP's then current standard investment criteria for purchasing golf course properties (e.g., NGP's then customary rate of return, cash flow projections, and related factors) as well as all Liabilities and restrictions against the Venture's assets, if those assets were available for sale on the open market for a reasonable period of time. In determining Fair Market Value, the assets shall be valued based

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on their then current use as income-producing assets (and not highest and best use), and the replacement cost of such assets shall not be considered.

     3.27. "Golf Course" means that certain thirty-six hole golf course located on the Land, including driving range and practice areas.

     3.28. "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          3.28. (a) The initial Gross Asset Value of any asset contributed by a Venturer to the Venture shall be the gross fair market value of such asset, as determined by the contributing Venturer and the other Venturers;

          3.28. (b) The Gross Asset Values of all Venture assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Managing Venturer, as of the following times: (i) the acquisition of an interest or an additional interest in the Venture by any new or existing Venturer in exchange for more than a de minimis capital contribution; (ii) the distribution by the Venture to a Venturer of more than a de minimis amount of property or money as consideration for an interest in the Venture; and (iii) the liquidation of the Venture within the meaning of Treasury Regulations (S) 1.704-1(b) (2) (ii) (g); provided, however, that adjustments
                                         --------- -------
pursuant to clauses (i) and (ii) above shall be made only if the Managing Venturer reasonably determines that such

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adjustments are necessary or appropriate to reflect the relative economic interests of the Venturers;

          3.28. (c) The Gross Asset Values of Venture assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts, pursuant to Treasury Regulations (S) 1.704-1(b)(2)(iv)(m); provided,
                                                                     ---------
however, that Gross Asset Values shall not be adjusted pursuant to this
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paragraph (c) to the extent the Managing Venturer determines that an adjustment pursuant to paragraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (c); and

          3.28.(d) If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b), or (c), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

     3.29. "Improvements" means all buildings, structures and other improvements located upon the Land, including, without limitation, two clubhouse buildings, a maintenance facility, the Golf Course, landscaping improvements, manmade lakes and water retention ponds, irrigation system, parking facilities, and all other improvements of any nature or description located on the Land.

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     3.30. "Intangible Personal Property" means all of PRP's right, title, and interest in the intangible property that is appurtenant to the ownership, operation and use of the Real Property and the Personal Property, including, without limitation: (a) all governmental permits, approvals, licenses, and certificates of occupancy; (b) all architectural and engineering drawings; (c) any proprietary rights PRP may have with respect to the name "Pumpkin Ridge Golf Club"; (d) tradenames, trademarks, service marks and logos; (e) all product and service warranties and guaranties; and (f) all rights to the recovery of judgments with respect to claims first arising after Closing, books and records, and telephone numbers. Intangible Personal Property will exclude, however, the Member Notes (as defined in the Shortfall Agreement).

     3.31. "Initial Capital" means the initial Capital Contributions to be made by the Venturers pursuant to Section 7.1.

     3.32. "Interest" means all of the right, title and interest of a Venturer in the Venture, the Property, and any assets of the Venture.

     3.33. "Interest Value" means an amount equal to the amount that a Venturer would receive if all of the Venture's assets were sold for their Fair Market Value, all the Venture's Liabilities (to the extent not taken into account in determining Fair Market Value) were paid in full, the Venture then was dissolved, Net Income and Net Loss allocated, and the proceeds

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distributed among the Venturers in accordance with Section 16.3. For purposes of determining Interest Value, there will be no discount for a minority
Interest.

     3.34. "Inventory" means all professional shop merchandise and inventory and food and beverage consummables.

     3.35.     "Land" means the land described in the Title Report.

     3.36. "Liabilities" means all claims, demands, debts, obligations, duties, costs, expenses, losses and damages, including, without limitation, attorneys' fees and costs.

     3.37.     "Managing Venturer" has the meaning set forth in Section 9.1.

     3.38. "Membership Agreement" means that certain "Agreement in Respect of Memberships" by and among PRP, AGC, and the Venture.

     3.39.     "Negotiation Period" has the meaning set forth in Section 14.2.

     3.40. "Net Income" or "Net Loss" means, for each fiscal year or other period, an amount equal to the Venture's taxable income or loss for such fiscal year or period (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703 (a) (1) shall be included in taxable income or loss) with the following adjustments:

          3.40.(a) Any income of the Venture that is exempt from federal income tax and not otherwise taken into account in

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computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss;

          3.40.(b) Any expenditures of the Venture described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations (S) 1.704-1(b) (2) (iv) (i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition, shall be subtracted from such taxable income or loss;

          3.40.(c) Gain or loss resulting from any disposition of Venture property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of;

          3.40.(d) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period; and

          3.40.(e)  Any items which are specially allocated pursuant to Section
11.8 hereof, any profit from the Title Policy specially allocated to NGP pursuant to Section 11.1 or any loss or deduction relating to the Shortfall Account (referenced in the Shortfall Agreement) and specially allocated to PRP pursuant to Section 11.1 shall not be taken into account in computing Net Income or Net Loss.

          3.40.(f) The amounts of the items of Venture income, gain, loss, or deduction available to be specifically allocated pursuant to Section 11.8 hereof, any profit from the Title Policy

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specially allocated to NGP pursuant to Section. 11.1 or any loss or deduction relating to the Shortfall Account (referenced in the Shortfall Agreement) and specially allocated to PRP pursuant to Section 11.1 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (d) of this definition.

     3.41. "Non-defaulting Venturer" means any Venturer or its Successor who has not committed an Event of Default that at the time in question is uncured.

     3.42. "Non-Recourse Deductions" has the meaning set forth in Treasury Regulations (S) 1.704-2(b)(1).

     3.43. "Operating Lease" means the lease referenced in Section 2.4 of this Agreement. Whenever this Agreement refers to any provision of the Operating Lease, the reference shall be a reference to the Detailed Lease Provisions of the Operating Lease unless otherwise indicated.

     3.44. "Permitted Title Exceptions" means exceptions 2 through 13, appearing in the Title Report.

     3.45.     "Permitted Transfer" means any of the Transfers described in
Section 13.3.

     3.46. "Personal Property" means all items of personal property described in Exhibit "B" hereto, but shall not in any event include any Inventory.

     3.47. "Prime Rate" means the base rate charged by banks for loans to corporate customers of highest credit standing as announced in the Wall Street
                                                                   -----------
Journal.
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     3.48. "Property" means collectively the following: the Land, the
Improvements, the Water and Mineral Rights, the Appurtenances, the Personal Property, and the Intangible Property.

     3.49.     "PRP" means Pumpkin Ridge Partners, an Oregon partnership.

     3.50.     "Put" has the meaning set forth in Section 14.1.

     3.51.     "Real Property" means collectively the following:
the Land, the Improvements, the Water and Mineral Rights, and the Appurtenances.

     3.52. "Shortfall Agreement" means that certain Shortfall Agreement executed, or to be executed, by and between PRP and/or OCC and PEL and AGC.

     3.53. "Successor" means a Venturer's heirs, executors, trustees, receivers, administrators, representatives, liquidators, sequestrators, custodians, successors or assigns.

     3.54.     "Title Company" means the title company which issued the Title
Report.

     3.55.     "Title Policy" has the meaning set forth in Section 8.4(b).

     3.56. "Title Report" means the title report or commitment attached hereto as Exhibit "A".

     3.57. "Transfer" means a transfer by sale, lease, assignment, attachment, pledge, hypothecation, encumbrance, grant of security interest, will, intestate succession, gift or otherwise, whether voluntary, involuntary or by operation of law.

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     3.58.      "Transfer Offer" means a written notice delivered by one
Venturer to the other Venturer pursuant to Section 13.2.

     3.59. "Treasury Regulations" means regulations adopted by the Treasury Department of the United States governing application and enforcement of the Code. Any reference to a section or provision of the Treasury Regulations shall be deemed to refer also to such section or provision as amended or superseded.

     3.60. "Venture" means the joint venture formed by the Venturers and governed by this Agreement.

     3.61.      "Venture Closing Costs" has the meaning set forth in Section
8.4(c).

     3.62. "Venture Minimum Gain" shall mean the same as "partnership minimum gain" as set forth in Treasury Regulations (S)(S) 1.704-2(b)(2) and 1.704-2(d).

     3.63. "Venture Percentages" means each Venturer's respective percentage interest in the Venture as set forth in Section 7.3, subject to the possible adjustment provided in Section 7.4.

     3.64. "Venture Voting Percentages" means each Venturer's percentage vote regarding any matter on which the vote of the Venturers is required hereunder or by applicable law. Each Venturer's Voting Percentage will be equal to its Venture Percentage except that so long as PRP (or any entity of which OCC and PEL are joint owners) is a Venturer, the voting rights of PRP or such entity will be exercised by OCC, PEL, and their permitted

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transferees under Section 13.3 in accordance with their percentage interests in
PRP or such entity so that each of OCC and PEL will initially have a Venture Voting Percentage of twenty-five percent (25%).

     3.65. "Venturer Nonrecourse Debt" shall have the meaning set forth in Treasury Regulations (S) 1.704-2(b) (4) for "partner nonrecourse debt."

     3.66. "Venturer Nonrecourse Debt Minimum Gain" shall mean an amount, with respect to each Venturer Nonrecourse Debt, equal to the Venture Minimum Gain that would result if such Venturer Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulations
(S) 1.704-2(i)(3).

     3.67. "Venturer Nonrecourse Deductions" shall with respect to any Venturer Nonrecourse Debt, have the meaning set forth in Treasury Regulations
(S)(S) 1.704-2(i)(1) and 1.704-2(i)(2) for "partner nonrecourse deductions."

     3.68. "Venturers" means the parties hereto and such other persons as may be admitted to the Venture as substituted or additional joint venturers.

     3.69. "Water Documents" means all documents, agreements, and permits (together with all amendments or modifications thereto) evidencing PRP's entitlement to a water supply for the operation and maintenance of the Golf Course.

     3.70. "Water and Mineral Rights" means all water rights, riparian rights, appropriative rights, water allocations and

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water stock, including, without limitation, all of PRP's rights and interests under the Water Documents, and all minerals, oil, gas and other hydrocarbons located in or beneath the Land, along with all rights to surface and subsurface entry.



4.  Organization.
    ------------

     4.1. Formation.  The Venturers hereby associate themseljves as an Oregon
          ---------
general partnership formed pursuant to the Act and the other laws of the State of Oregon. The rights and obligations of the Venturers shall be as provided under the Act unless otherwise provided in this Agreement.

     4.2. Name.  The name of the Venture is "Pumpkin Ridge Joint Venture" and
          ----
the principal place of business of the Venture is 12930 NW Old Pumpkin Ridge Road, Cornelius, Oregon 97113-6147, or at such other place as Managing Venturer may establish from time to time.

     4.3. Filing and Recording  The Venturers each agree to execute and perform
          --------------------
all filing, recording, publishing and other acts necessary to form and operate a general partnership in all jurisdictions where the Venture may conduct business.



5.  Purpose.
    -------

     The purpose of the Venture is to acquire, own, and provide for the operation of the Property, and to perform all other acts necessary or incidental thereto.

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6.  Term.
    ----

     The term of the Venture will commence on the date hereof and will dissolve on the earliest to occur of the following:

     (a)  December 31, 2050;

     (b) the mutual written agreement of Venturers whose Venture Voting Percentages total at least sixty-six and two-thirds percent (66 2/3%);

or

     (c) the occurrence of events, acts or omissions resulting in dissolution as otherwise provided in this Agreement or by law.



7.  Capital Contributions and Venture Percentages.
    ---------------------------------------------

     7.1. Initial Capital.  The Venturers will contribute the following Initial
          ---------------
Capital to the Venture:

          7.1. (a)   NGP will contribute Eight Million Dollars ($8,000,000) cash to the Venture. NGP will deposit into Escrow such contribution (together with closing costs and net prorations owing by NGP) one (1) day prior to the Closing Date provided that all conditions to Closing have timely been satisfied in full.

          7.1.(b)   PRP will convey fee title to the Property to the Venture
free and clear of all liens and encumbrances of whatever nature except for the Permitted Title Exceptions.

     7.2. Additional Capital.  The Venturers agree to contribute a total of up
          ------------------
to Seventy-Five Thousand Dollars ($75,000) as and when required by the Managing Venturer in order to fund the Venture's obligations under Paragraph 22 of the Basic Lease

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Provisions of the Operating Lease.  Each Venturer's obligation will be equal to its Venture Percentage multiplied by the total amount required (not to exceed $75,000). Except for the foregoing, the Venturers do not anticipate that any additional capital will be required for the operation of the Venture. However, if due to unforeseen circumstances additional capital is required, the Venture will, to the maximum extent possible, attempt to borrow such funds as are required from third party lenders at commercially reasonable rates; provided that any Venturer may match such rate and terms and make the loan itself. If the Venture is unable to borrow such funds, then any Venturer may lend sufficient funds to the Venture to satisfy its capital requirements in which case the sums so advanced will be treated as a loan by such Venturer bearing interest at the Prime Rate (as the Prime Rate may vary from time to time) plus 4%. Interest and principal then due and payable in respect of all such loans will be payable prior to any distributions to Venturers. If more than one Venturer desires to advance funds pursuant to this Section 7.2, each such Venturer will loan funds to the Venture in relative proportion of each lending Venturer's Venture Percentage, or as they otherwise agree in writing.

     7.3. Initial Venture Percentages. The Venture Percentages for each Venturer
          ---------------------------
will be as follows:

            (a)   NGP  -  50%
            (b)   PRP  -  50%

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     7.4. Adjustment to Venture Percentage. Should the total of "Annual Base
          --------------------------------
Rent" and "Additional Rent" (as such terms are defined in the Operating Lease) payable to the Venture under the Operating Lease exceed Two Million Five Hundred Thousand Dollars ($2,500,000) for each of any three (3) consecutive calendar years during the Initial Term of the Operating Lease, then commencing on January 1 of the calendar year immediately succeeding the third consecutive calendar year and continuing thereafter, the Venture Percentages for each Venturer will be as follows:

            (a)  NGP  -   44.44%
            (b)  PRP  -   55.56%

          By way of example, if total Annual Base Rent and Additional Rent for each of 1999, 2000, and 2001 paid to the Venture under the Operating Lease exceeds $2,500,000, then commencing January 1, 2002, the Venture Percentages will be adjusted as set forth in this Section 7.4. In connection with an adjustment to the Venture Percentages pursuant to this Section 7.4, PRP's Capital Account shall be increased as of the effective date of such adjustment so that its Capital Account is 1.250225 times NGP's Capital Account as of such date.

     7.5. Capital Accounts.
          ----------------

          7.5. (a) A capital account (each, a "Capital Account") shall be established on the books of the Venture for each Venturer. Each Venturer's Capital Account shall be increased by: (i) the amount of cash contributed to the Venture by such Venturer, (ii) the fair value of any non-cash assets contributed

                                      -19-
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by such Venturer, as fixed by agreement at the time of contribution, less the amount of any liabilities assumed by the Venture incidental to such contribution or to which the contributed assets are subject, (iii) such Venturer's share of Net Income, as allocated in Section 11.1, and any items in the nature of income, or gain specially allocated pursuant to Section 11.8 hereof and any profit from the Title Policy specially allocated to NGP pursuant to Section 11.1 hereof, and
(iv) the amount of any Venture Liabilities that are assumed by such Venturer (other than Liabilities that are secured by any Venture property distributed to such Venturer). Each Venturer's Capital Account shall be decreased by: (i) the amount of cash and the fair market value of any property distributed by the Venture to such Venturer (net of Liabilities secured by any distributed property that such Venturer is consider to assume or take subject to), (ii) such Venturer's share of Net Loss, as allocated in Section 11.1, and any items in the nature of expenses or losses specially allocated to such Venturer pursuant to
Section 11.8 hereof, and any loss or deduction relating to the Shortfall Account specially allocated to PRP pursuant to Section 11.1 hereof, and (iii) the amount of any Liabilities of such Venturer that are assumed by the Venture (other than Liabilities that are secured by any property contributed by such Venturer to the Venture). If non-cash Venture assets are distributed in kind, Capital Accounts shall be adjusted as if the assets had been sold

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for fair market value (and gain or loss therefrom had been included in Net
Income or Net Loss) on the date of distribution.

          7.5.(b)   In the event any interest in the Venture is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor (to the extent related to the transferred interest).

          7.5.(c)   In the event the Gross Asset Values of the Venture assets
are adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the Capital Accounts of the Venturers shall be adjusted simultaneously to reflect the manner in which unrealized income, gain, loss, and deduction, inherent in the Venture's property (that has not been previously reflected in the Venturers' Capital Accounts) would be allocated pursuant to Sections 11.1 and 11.8 if there were a disposition of such property at fair market value.

          7.5.(d)   The foregoing provisions of this Section 7.5 are intended
to comply with Treasury Regulations (S)(S) 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent therewith.

          7.5.(e)   In the event AGC withdraws funds from the Shortfall Account
(as defined in Section 11.1), the amount of such withdrawal shall in each instance be treated as a contribution to capital by PRP at the time of such withdrawal.

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8.  Conveyance of the Property.
    --------------------------

     8.1. PRP's Obligation.  PRP will convey fee title to the Property to the
          ----------------
Venture on the Closing Date free and clear of all title exceptions save and except for the Permitted Title Exceptions. The closing of such conveyance will be accomplished through the Escrow which will be established with Escrow Holder. Concurrently herewith, the parties will take such steps (including execution of instructions) as are necessary to open the Escrow. Escrow Holder will confirm the date of opening of Escrow by written notification to the parties delivered on such date.

     8.2. Membership Arrangements; Contracts.  Effective upon the Closing, the
          ----------------------------------
obligations to members as described in Paragraph 15 of Exhibit "G" and in Exhibit "C" to the Membership Agreement will be allocated pursuant to the Membership Agreement. In addition, PRP will assign the Contracts to AGC and the Venture will cause AGC to assume the same.

     8.3. Preclosing Covenants and Closing Conditions.  Prior to the Closing
          -------------------------------------------
Date, PR? shall comply fully with the covenants set forth in Exhibit "F". Each of the following are conditions precedent to NGP's obligations under this
Agreement:

          8.3. (a)   Performance of Covenants.  The timely performance by PRP in
                     ------------------------
full of all covenants and duties to be performed by them under this Agreement on or prior to the Closing.

          8.3.(b)   Representations are True. The representations and
                    ------------------------
warranties made by PRP to NGP in this Agreement shall be true and correct on the Closing Date with the same force and effect as though those representations and warranties had been made on the Closing Date. If requested by NGP, PRP shall execute and deliver to NGP prior to the Closing a certificate updating the representations and warranties of such parties through Closing and disclosing any new matters relating to the Property.

          8.3.(c)   Funding Pursuant to Shortfall Agreement.  At or prior to
                    ---------------------------------------
Closing, PRP will deposit, or cause to be deposited, the sum of Three Hundred Thousand Dollars ($300,000) into the Security Account (as defined in the Shortfall Agreement) pursuant to the Shortfall Agreement.

          8.3(d)   Board Approval.  Prior to the Closing Date, the Board of
                   --------------
Directors of NGP's general partner shall have approved the transaction contemplated hereby.

          8.3.(e)   Operating Lease.  Immediately prior to the Closing, the
                    ---------------
Venture and AGC shall have executed and delivered the Operating Lease which Operating Lease shall be effective on Closing.

          If any of such conditions fail to occur, then unless waived in writing by NGP, the Escrow and the transaction contemplated hereby will terminate and no party will have any further obligation to any other party hereunder or otherwise with respect to the Property, including the Operating Lease.

     8.4. Closing Obligations.
          -------------------

          8.4. (a)   Prior to the Closing Date, PRP shall deliver each of the
Closing Documents to NGP or Escrow Holder duly executed and acknowledged and in recordable form where necessary and otherwise in form and content satisfactory to NGP.

          8.4. (b)   On the Closing Date, Escrow Holder will record the Deed (as defined in Exhibit "D"), deliver the originals of all other Closing Documents to the Venture in care of NGP, and issue to the Venture in care of NGP its owner's policy of title insurance ("Title Policy") in the amount of Eight Million Dollars ($8,000,000) subject only to the Permitted Title Exceptions and containing such customary endorsements as NGP requests, including, without limitation, a non-imputation endorsement.

          8.4. (c)   PRP will be responsible for the payment of survey costs,
excise taxes, sales taxes, and title insurance premiums. Transfer taxes and escrow fees will be paid one-half by NGP and one-half by PRP. The costs and fees required to be paid by PRP pursuant to the preceding two sentences are the "Venture Closing Costs". NGP shall pay the cost of preparing own Phase I environmental report and its own building and mechanical report. Each party shall pay its own legal fees and incidental expenses in connection with the transaction contemplated herein. Except for the amounts required to be paid by the Venture pursuant to Section 8.5(b) and except to the extent such items are separately prorated between PRP and AGC, real property taxes and all other relevant items of income and expense relative to the Property scheduled in Exhibit "E" will be prorated between PRP and AGC as of the Closing Date. At Closing, the Member Notes (as defined in the Shortfall Agreement) with respect to the sale of memberships shall be delivered to AGC who will collect and disburse the same in accordance with the Shortfall Agreement.

          8.4. (d)   Upon the close of Escrow, PRP will deliver possession of
the Property to AGC under the Operating Lease.

     8.5. Post-Closing Obligations.  At the Closing, NGP will instruct Escrow
          ------------------------
Holder to use the Initial Capital to pay the following amounts immediately after
Closing:

          8.5. (a)   The Venture Closing Costs and any net prorations owing by
PRP.

          8.5. (b)   All of the debts, obligations and trade payables of PRP
listed in Exhibit "I" (including the trust deed obligations referenced in the Title Report) up to the maximum amounts set forth therein with respect to each such debt and obligation; provided that the obligation of the Venture to pay such debts and obligations will not exceed the difference between Eight Million Dollars ($8,000,000) and the total amount expended by the Venture pursuant to
Section 8.5(a). If the total of such debts and obligations exceed such maximum, PRP will be solely liable for the excess and will pay the same immediately through Escrow.

9.  Management.
    ----------

     9.1. Managing Venturer.  The day-to-day business of the Venture will be
          -----------------
managed by a Managing Venturer who will initially be NGP. Subject to the restrictions of Section 9.2, the Managing Venturer will without compensation or reimbursement for its internal overhead provide proper management of the affairs of the Venture and shall have the management and control of the day-to-day activities of the Venture and the authority and responsibility to represent it. Without limiting the generality of the foregoing, the Managing Venturer shall maintain or cause to be maintained the books and records of the Venture, prepare or cause to be prepared the Venture's income tax returns and act as the "tax matters partner" for the Venture as provided in Section 6221 of the Code, subject to the limitations set forth in Section 9.2(1). The Venture will be responsible to pay all reasonable and necessary third party costs incurred by the Managing Venturer in good faith in connection with the discharge of its management duties, such as fees and costs of attorneys, accountants and other consultants. The Managing Venturer shall deposit all Venture funds in an interest bearing bank account in the name of the Venture at Bank of America or any other bank with at least $1 billion in assets and shall not commingle the Venture's funds with any other funds. The Managing Venturer will make distributions monthly to the Venturers in accordance with Section 11.6. The Managing Venturer shall at all times enforce in good faith the Venture's rights under the Operating Lease. In the event of any dispute between the Venturers regarding whether the Managing Venturer has enforced the Venture's rights under the Operating Lease in good faith, such dispute will be submitted to binding arbitration before a single arbitrator in the Los Angeles office of the American Arbitration Association under its Commercial Arbitration Rules. The arbitrator's role will be limited to deciding whether the Managing Venturer has enforced the Venture's rights under the Operating Lease in good faith. In no event shall the arbitrator substitute his or her business judgment for that of the Managing Venturer. If the arbitrator finds that the Managing Venturer has acted in good faith in enforcing the Venture's rights under the Operating Lease, then the Venturer(s) who contested the Managing Venturer's good faith will be responsible for all costs and fees incurred in connection with the arbitration including, without limitation, the attorneys' fees incurred by the Managing Venturer. If the arbitrator finds that the Managing Venturer has not acted in good faith in enforcing the Venture's rights under the Operating Lease, then the Managing Venturer will be responsible for all costs and fees incurred in connection with the arbitration, including, without limitation, attorneys' fees incurred by the contesting Venturer(s). In such case, the Managing Venturer will also comply with any directives established by arbitrator.

     9.2. Restrictions.  The following actions may be taken only with the
          ------------
concurrence of Venturers whose Venture Voting

Percentages total sixty-six and two-thirds percent (66 2/3%) or more:

          9.2. (a)   The sale or conveyance of the Property (or any portion
thereof) or any other assets of the Venture, or the granting of any easements.

          9.2. (b)   Any capital call or borrowing or lending by the Venture
(including, without limitation, capital deficit loans described in Section 7.2), the granting of any liens, encumbrances or security interests in the Venture, the Property (or any portion thereof), or any other assets of the Venture.

          9.2. (c)   Except as provided in Section 11.7, the filing, release,
settlement or compromise of any claim, debt, demand, suit or judgment in connection with the Property or the Venture or the confession of any judgment against the Venture.

          9.2. (d)   The amendment, modification or termination of the Operating
Lease, the making of major decisions or approvals required to be made by the Venture thereunder, or the taking of measures to insure AGC's compliance with its operating and maintenance obligations thereunder. Major decisions under the Operating Lease consist of the following: (i) conversion of Ghost Creek to a private club or Witch Hollow to a public course, (ii) any change in operating or maintenance standards or use of the Property pursuant to Section 7.1 of the Operating Lease, (iii) agreements with the United States Golf Association and related activities, (iv) approval of selection of general manager, director of golf, superintendent of golf, and food and beverage manager, (v) termination of the Operating Lease, (vi) approval of any marketing material required to be approved by Landlord under Section 3.7 of the Operating Lease, (vii) approval of the first year's membership plan under
Section 7.3 of the Operating Lease, (viii) taking any action requested by AGC under Section 7.4 of the Operating Lease, (ix) the granting of any consent or approval under Section 10.1 of the Operating Lease, (x) the decision to conduct an audit of AGC's books and records pursuant to Section 3.3.5 of the Operating Lease (provided that if the Venturers disagree regarding whether to conduct such an audit, PRP may at its sole expense conduct such an audit, but not more frequently than one time in any twelve (12) month period, (xi) any decision to purchase any of AGC's personal property under Section 6.4 of the Operating Lease, and (xii) the granting of consent to a proposed assignment or subletting pursuant to Section 22.1 of the Operating Lease.

          9.2. (e)   Except for the Operating Lease and as permitted thereunder, the Venture's leasing of the Property, or any portion thereof.

          9.2. (f)   The admission of another person as an additional or
substituted Venturer.

          9.2. (g)   The acquisition of any asset by the Venture other than
those constituting the Property and other than in the ordinary course of business.

          9.2. (h)   The making or execution of any agreements binding on the
Venture outside of Venture's ordinary course of business.

          9.2. (i)   The incurring of capital improvement costs in excess of Two
Hundred Fifty Thousand Dollars ($250,000) in any twelve (12) month period or approving any such expenditure in excess of $250,000 pursuant to the Operating Lease.

          9.2. (j)   Procurement of any insurance apart from insurance, if any, required to be procured by the Venture under the Operating Lease.

          9.2. (k)   The filing of any bankruptcy or reorganization proceedings on behalf of the Venture, the making of any assignment for the benefit of creditors, or the request of an appointment of a receiver for any of the Venture's assets.

          9.2. (1)   Taking any action as tax matters partner under Code Section
6222 through 6232.

     Each Venturer will designate an individual to render all decisions and approvals required or requested under this Section 9.2. The initial representatives of the Venturers are as follows:

                    NGP:   Paul W. Major

                    PRP: Gay Davis, except that, for the exercise of voting rights (including, without limitation, the giving of any approvals or consents on behalf of PRP required under this Agreement), the initial representatives of PRP shall be the following, in each case to the extent of the Venture Voting Percentage then exercisable on behalf of OCC or PEL pursuant to
                           Section 3.64:

                    on behalf of OCC:  Shigeru Ito

                    on behalf of PEL:  Gay Davis

A Venturer may change such representative (or any successor representative) only by written notice to the other Venturers. Until the representative is so changed, the other Venturers shall be entitled to rely on the authority of the incumbent representative.

     9.3. Prohibition.  Except for obligations that the Managing Venturer is
          -----------
permitted to incur in the ordinary course pursuant to Section 9.1, as limited by
Section 9.2, no Venturer will at any time incur any Liability on behalf of the Venture or enter into any agreement which purports to bind the Venture without the prior written approval of Venturers whose combined Venture Voting Percentages are at least sixty-six and two-thirds percent (66 2/3%).

     9.4. Replacement of Managing Venturer.  The other Venturer(s) acting
          --------------------------------
unanimously may remove the Managing Venturer and appoint a new Managing Venturer if, and only if, in performing its duties hereunder, the Managing Venturer engages in gross negligence, wilful misconduct, or a knowing violation of the law and such action results in material uncured damage to the Venture or any other Venturer.

     9.5. Mutual Indemnity.  Each Venturer shall indemnify, protect, defend, and
          ----------------
hold harmless the Venture, and each of the other Venturers and their respective owners, lessees, guarantors, officers, directors, partners, employees, and agents from and against any and all claims, demands, lawsuits, actions, proceedings, liabilities, damages, losses, and expenses, including reasonable attorneys' fees relating to any action taken by the indemnifying Venturer in violation of this Agreement or arising out of the indemnifying Venturer's gross negligence, wilful misconduct, or knowing violation of the law.

     9.6. Competition.  Each Venturer may, without liability to the others,
          -----------
engage in any other activities for its own benefit or advantage, including without limitation any golf course development, investment or related activity, whether or not such activity is competitive with the business of the Venture, so long as such activity does not involve the direct use of any tangible Venture assets. Subject to the foregoing statement, no Venturer will have any obligation to offer to the Venture any opportunity which may be presented to it even though the opportunity is presented to the Venturer because it is a Venturer.


10.  Books and Records.
     -----------------

     10.1.      Access.  Each Venturer and its duly authorized representatives
                ------
will at all reasonable times have access to inspect and copy any books and records of the Venture maintained by the Venture upon reasonable prior written notice to Managing Venturer. The Venture will pay the costs of ordinary and reasonable photocopying. The requesting Venturer will be responsible for any extraordinary photocopying costs.

     10.2.     Tax Returns.  On or before April 15th of each calendar year, the
               -----------
Managing Venturer will prepare and deliver to the Venturers financial statements for the Venture for the preceding fiscal year. The Managing Venturer will use all reasonable efforts to prepare and deliver to the Venturers within ninety
(90) days after the close of each taxable year the tax information return for the Venture for the preceding fiscal year, showing each Venturer's distributive share of each item of profit, loss, credit, income, gain, or deduction, which a Venturer is required to take into account separately on its individual Federal income tax return.

     10.3.     Manner of Maintenance.  The books, records, financial statements
               ---------------------
and tax returns of the Venture will be maintained and prepared at the Venture's expense and in such manner as the Managing Venturer reasonably establishes.

     10.4.     Fiscal Year.  The fiscal year of the Venture will be the calendar
               -----------
year.

     10.5.     Bank Accounts.  All funds of the Venture will be deposited in
               -------------
such bank accounts as are so designated by Managing Venturer in accordance with
Section 9.1 and all withdrawals and disbursements of Venture funds will be made by checks or drafts signed by those persons authorized to do so by the Managing Venturer.

11.  Profits and Losses and Distributions.
     ------------------------------------

     11.1.      Allocation.  Except as otherwise provided herein, in each fiscal
                ----------
year of the Venture, Net Income, Net Loss and Credits will be allocated among the Venturers in accordance with their Venture Percentages for such year except that (i) any profit resulting from any claim on the Title Policy will be allocated entirely to NGP and (ii) any loss or deduction relating to withdrawals from the Shortfall Account (as defined in the Shortfall Agreement) shall be allocated entirely to PRP.

     11.2.     Initial Capital Accounts.  As a result of NGP's contribution of
               ------------------------
the Initial Capital, NGP's Capital Account shall be credited in the amount of Eight Million Dollars ($8,000,000). As a result of PRP's contribution of the Property (subject to the debts and obligations referenced in Sections 8.4 and 8.5), PRP shall be entitled to a credit to its Capital Account of Eight Million Dollars ($8,000,000).

     11.3.     Depreciation Recognition.  Notwithstanding Section
               ------------------------
11.1, if taxable gain to be allocated pursuant to Section 11.1 includes income treated as ordinary income for income tax purposes because it is attributable to the recapture of depreciation, such gain so treated as ordinary income will be allocated to and reported by the Venturers in proportion to their accumulated allocations of the depreciation to be so recaptured, and the Venture will keep and maintain records of such allocations.

     11.4.     Section 754 Election.  If there is a Transfer of an Interest in
               --------------------
accordance with this Agreement, the Venture will, at the written request of the transferee, file an election on behalf of the Venture pursuant to Section 754 of the Code.

     11.5.     Allocation Between Transferor and Transferee.  If there is a
               --------------------------------------------
Transfer of an Interest in accordance with this Agreement, Net Income, Net Loss, and Credits allocable to the Interest transferred will, to the extent transferred, be allocated between the transferor and the transferee in proportion to the number of days during that fiscal year that the Interest was owned by each of them.

     11.6.     Distributable Cash.  In each fiscal year of the Venture,
               ------------------
distributions of Distributable Cash will be made monthly among the Venturers in accordance with their respective Venture Percentages.

     11.7.     Title Policy Allocation.  The Venturers have agreed that
               -----------------------
notwithstanding the fact that the Title Policy in the amount of Eight Million Dollars ($8,000,000) will be issued to the Venture, NGP shall alone be entitled to the benefits of such policy. Consequently, should the Venture have or assert any claim under the Title Policy, the proceeds of such claim shall belong exclusively to NGP and NGP, acting alone, shall be entitled to prosecute and assert such claim.

     11.8.     Special Allocations.  The following special allocations shall be
               -------------------
made in the following order:

          11.8. (a)  Minimum Gain Chargeback. Except as otherwise provided in
                     -----------------------
Treasury Regulations (S) 1.704-2(f), notwithstanding any other provision of this Agreement, if there is a net decrease in Venture Minimum Gain during a fiscal year, each Venturer shall be specially allocated items of Venture income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Venturer's share of the net decrease in Venture Minimum Gain, determined in accordance with Treasury Regulation 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Venturer pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations
(S)(S) 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 11.8(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations (S) 1.704-2(f) and shall be interpreted consistently therewith.

          11.8. (b)  Venturer Minimum Gain Chargeback.  Except as otherwise
                     --------------------------------
provided in Treasury Regulations (S) 1.704-2(i)(4), notwithstanding any other provision of this Agreement, if there is a net decrease in Venturer Nonrecourse Debt Minimum Gain attributable to a Venturer Nonrecourse Debt during any fiscal year, each Venturer that has a share of the Venturer Nonrecourse Debt Minimum Gain attributable to such Venturer Nonrecourse Debt, determined in accordance with Treasury Regulation (S) 1.704-2(i)(5), shall be specifically allocated to items of Venture income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Venturer's share of the net decrease in Venturer Nonrecourse Debt Minimum Gain attributable to such Venturer Nonrecourse Debt, determined in accordance with Treasury Regulations (S) 1.704-2(i)(4). Allocations pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Venturer pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations (S)(S) 1.704-2(i)(4) and 1.704-2(j)(2). This Section 11.8(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations (S) 1.704-2(i)(4) and shall be interpreted consistently therewith.

          11.8. (c)  Nonrecourse Deductions.  Nonrecourse Deductions for any
                     ----------------------
fiscal year shall be specially allocated to the Venturers in accordance with their Venture Percentages.

          11.8. (d)  Venturer Nonrecourse Deductions.  Any Venturer Nonrecourse
                     -------------------------------
Deductions for any fiscal year shall be specially allocated to the Venturer that bears economic risk of loss with respect to the Venturer Nonrecourse Debt to which such Venturer Nonrecourse Deductions are attributable in accordance with Treasury Regulations (S) 1.704-2(i)(1)

          11.8. (e)  Curative Allocations.  The allocations set forth in Section
                     --------------------
11.8(a), (b), (c) and (d) ("Regulatory Allocations") are intended to comply with certain requirements of federal tax regulations. It is the intent of the Venturers that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Venture income, gain, loss or deduction pursuant to this Section
11.8. Therefore, notwithstanding any other provisions of this Agreement, (other than the Regulatory Allocations), the Managing Venturer shall make such offsetting special allocations of Venture income, gain, loss or deductions in whatever manner the Managing Venturer determines appropriate so that, after such offsetting allocations are made, each Venturer's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Venturer would have had if the Regulatory Allocations were not a part of this Agreement and all Venture items were allocated pursuant to Section 11.1. In exercising discretion under this Section 11.8(e), the Managing Venturer shall take into account future Regulatory Allocations under Section 11.8(a) and (b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under
Section 11.8(c) and (d).

     11.9.      Other Allocation Rules.
                ----------------------

          11.9. (a)  Partnership Items.  Except as otherwise provided in this
                     -----------------
Agreement, all items of Venture income, gain, loss, deduction and any other allocations not otherwise specifically provided for shall be divided among the Venturers in the same proportions as they share Net Income or Net Loss, as the case may be, for the period of such allocation.

          11.9. (b)  Excess Nonrecourse Liabilities.  Solely for purposes of
                     ------------------------------
determining a Venturer's proportionate share of the

"excess nonrecourse liabilities" of the Venture within the meaning of Treasury Regulations (S) 1.752-3(a)(3), the Venturers' interests in Profits are in proportion to their Venture Interests.

     11.10.    Tax Allocations: Code  (S) 704(c).  In accordance with Code (S)
               ---------------------------------
704(c) and the Treasury Regulations thereunder, income, gain, loss and deductions with respect to any property contributed to the capital of the Venture shall, solely for tax purposes, be allocated among the Venturers so as to take account of any variation between the adjusted basis of such property to the Venture for federal income tax purposes and its initial Gross Asset Value (computed in accordance with clause (a) of the definition of Gross Asset Value) in accordance with the traditional method as set forth in Treasury Regulation
(S) 1.704-3(b). If the Gross Asset Value of any Venture asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the hands of the Venture in the same manner as under Code Section 704(c) and Treasury Regulations thereunder. Allocations pursuant to the Section 11.10 are solely for income tax purposes and shall not affect, or in any way be taken into account in computing, any Venture Capital Account or share of Net Income, Net Loss, other items or distributions pursuant to this Agreement.

12.  Partition.
     ---------

     No Venturer will have the right to partition the Property, or any part thereof, or any other assets of the Venture, nor may any Venturer make application to any court or authority having jurisdiction in the matter nor commence or prosecute any action or proceeding for partition or sale thereof.
If a Venturer breaches the provisions of this Article, the other Venturer(s), in addition to any and all rights and remedies it or they may have hereunder or at law or in equity, will be entitled to a decree or order restraining and enjoining such application, action or proceeding.



13.  Transfers of Interests in the Venture.
     -------------------------------------

     13.1.     Certain Transfers Prohibited.  Except for Permitted Transfers, no
               ----------------------------
Venturer may Transfer all or any portion of its Interest unless it first obtains the prior written consent of other Venturers and unless it first complies with the requirements of Section 13.2. Except for Permitted Transfers, no shareholder shall Transfer any interest in OCC or PEL unless it first obtains the prior written consent of NGP. Any Transfer or attempted Transfer in violation of this Agreement automatically will be null and void and constitute an Event of Default on the part of the responsible Venturer.

     13.2.     Right of First Offer.  Prior to any Transfer (other than a
               --------------------
Permitted Transfer), the transferring Venturer or its Successor shall concurrently deliver to each of the other

Venturers a written notice stating the name, address and telephone number of the proposed transferee and all of the terms of the proposed or impending Transfer (the "Transfer Offer"). Failure to so deliver the Transfer Offer will be an Event of Default. The Transfer Offer will constitute an offer by such Venturer, or its Successor, to Transfer its Interest to the other Venturers in accordance with the terms of the Transfer Offer. Any or all of the other Venturers may accept the Transfer Offer by delivering written notice of acceptance within thirty (30) days after the Transfer Offer is received. If the Transfer Offer is accepted, the offering Venturer's Interest will be transferred to the Venturer or Venturers who timely elect to purchase in accordance with the terms of the Transfer Offer and pay the purchase price therefor. If more than one Venturer elects to purchase, the Interest shall be transferred and the consideration paid pro rata in accordance with the respective Venture Percentages of the purchasing Venturers. If the Transfer Offer is not timely accepted by any Venturer, the offering Venturer or its Successor may Transfer its Interest for a period of one hundred twenty (120) days after delivery of the Transfer Offer, but only in accordance with the terms of the Transfer Offer. If such Transfer to such other person is not completed within one hundred twenty (120) days after delivery of the Transfer Offer, the selling Venturer or its Successor may not complete that Transfer or any other Transfer of its Interest without again complying with the foregoing procedures, and will not have the right to initiate the foregoing procedures more than twice in any twelve (12) month period.

     13.3.     Permitted Transfers.  Each of the following Transfers are
               -------------------
Permitted Transfers and are not subject to any restrictions hereunder or under Sections 13.1 and 13.2:

          13.3. (a)  A Transfer of an Interest to an existing Venturer.

          13.3. (b)  A Transfer to an Affiliate of the transferor.

          13.3. (c) In the case of NGP, a Transfer in connection with a merger, corporate reorganization, restructure, financing, or sale of a substantial portion of NGP's assets or similar transaction.

          13.3. (d)  In the case of PRP, any transfers to OCC and/or PEL.

          13.3. (e) In the case of PEL and OCC, a Transfer of an Interest to a presently existing shareholder of PEL or OCC in liquidation of such shareholder's interest in PEL or OCC.

          13.3. (f) In the case of PEL and OCC, Transfers of shares among persons who are existing shareholders of either OCC or PEL (or members of a shareholder's family) pursuant to currently existing buy/sell arrangements among such persons.

          13.3. (g) In the case of PEL and OCC, a Transfer of a shareholder's interest or an Interest to one or more members of such shareholder's family. For purposes of Sections 13.2(e) and (f), members of a shareholder's family shall be limited to the shareholder's spouse, parents, children, and grandchildren.

          13.3. (h)  A Transfer pursuant to Article 14.

     13.4.     Substituted Venturers.  Except as provided below, no person may
               ---------------------
become a substituted Venturer until such person:

          13.4. (a) Elects to become a substituted Venturer by delivering written notice of such election to the nontransferring Venturers.

          13.4. (b) Obtains written consent from Venturers owning at least sixty-six and two-thirds percent (66 2/3%) of the Venture Voting Percentages.

          13.4. (c) Executes and acknowledges such agreements as the Managing Venturer reasonably deems necessary or advisable to effect the admission of such person as a substituted Venturer, including, without limitation, the written acceptance by such person of this Agreement and any other agreements that bind the Venture.

          13.4. (d) Pays a transfer fee to the Venture sufficient to pay all reasonable expenses in connection with the Transfer and the admission of such person as a substituted Venturer, including, without limitation, the costs of preparing and recording an amendment to this Agreement and reasonable attorneys' fees.

          The restrictions contained in this Section 13.4 and in Section 13.5 shall not apply (i) to any Transfer of an Interest to an existing Venturer, whether pursuant to Section 13.3(a), Article 14 or otherwise, or (ii) to a Transfer pursuant to Section 13.3(d), Section 13.3(e), or Section 13.3(f). In such case, the existing Venturer will also be considered a substitute Venturer to the extent of the Interest transferred.

     13.5.     Limitation on Transferee's Rights.  No transferee of an Interest
               ---------------------------------
(except for an existing Venturer) will have the right to exercise any rights (other than to receive Profits, Losses, Credits and Distributable Cash to the extent transferred), vote, require any information or an accounting from the Venture, inspect the Venture's books and records, manage the Venture's business or perform any duties in connection with the Property or the Venture, make or approve any decisions, execute any agreements or otherwise bind the Venture or any other Venturer, unless such person becomes a substituted Venturer in accordance with Section 13.4.

     13.6.     No Dissolution.  The Transfer of an Interest pursuant to a
               --------------
Permitted Transfer or otherwise in accordance with this Agreement will not dissolve the Venture. In such case, the Venture will continue, and the allocation of Net Income, Net Loss, and Credits and proceeds attributable to the Interest transferred will be prorated between the transferor and transferee as provided in Section 11.5.



14.  Certain Put Rights.
     ------------------

     14.1.     PRP Put.  At any time after January 1, 2003, any one or more of
               -------
the Non-Defaulting Venturers or their Successors (other than NGP) may by written notice ("Exercise Notice") delivered to NGP require NGP to purchase its or their entire

Interest (the "Put"). If exercised, the purchase will close six (6) months after delivery of the Exercise Notice or earlier at the option of NGP. Without limiting the generality of the foregoing, a Successor who acquires an Interest pursuant to Section 13.3(d), Section 13.3(e), or Section 13.3(f) may exercise the Put.

     14.2.     Purchase Price.  If the Put is exercised, the purchase price for
               --------------
the Interest(s) which are the subject of the Put shall equal the Interest Value of the Interest of each selling Venturer on the date of delivery of the Exercise Notice. For a period of thirty (30) days after delivery of the Exercise Notice ("Negotiation Period"), NGP and the selling Venturer(s) will meet and confer in an effort to agree on the Interest Value for the Interest of each selling Venturer. If they are unable to agree during the Negotiation Period, such Interest Value will be determined by arbitration under Section 14.3, et seq.

     14.3.     Arbitration.  Within fifteen (15) days after expiration of the
               -----------
Negotiation Period, NGP shall appoint one Arbitrator and the selling Venturer(s) collectively shall appoint one Arbitrator. Each will notify the other within such fifteen (15) day period of the identity of the Arbitrator it has appointed. The Arbitrators will then each independently make a written determination of the relevant Interest Value(s) within sixty (60) days after their appointment. Upon completion of their determinations, the Arbitrators will promptly exchange their findings and thereafter will meet and confer in an attempt to resolve any differences. If they cannot resolve their differences within thirty (30) days after exchange of their findings and determinations, they will jointly appoint a neutral third Arbitrator. The neutral Arbitrator's function will be limited to determining which of the two written determinations prepared by the parties' Arbitrators is most accurate. Such determination will be conclusive and binding as to the relevant Interest Value(s). If the parties' Arbitrators cannot agree on the third Arbitrator, he or she will be appointed by the President of the American Institute of Real Estate Appraisers on the application of any party. All Arbitrators (including the third or neutral Arbitrator) will meet the qualifications set forth in Section 3.6.

     14.4.     Fees.  NGP will pay the fees and expenses of the Arbitrator it
               ----
appoints and the selling Venturer(s) will pay the fees and expenses of the Arbitrator it or they appoint. The fees and expenses of the third Arbitrator will be divided equally between NGP and the selling Venturer(s).

     14.5.     Failure to Act.  If either NGP or the selling Venturer(s) fail(s)
               --------------
to appoint its (or their) Arbitrator timely or if one of the two Arbitrators appointed by the parties fails to act in a timely manner, the determination of relevant Interest Value(s) made by the Arbitrator appointed by the other will be conclusive and binding on the parties.

15.  Default and Remedies.
     --------------------

     15.1.     Event of Default.  Any of the following events, acts or omissions
               ----------------
will be deemed a default (an "Event of Default") under this Agreement by the responsible Venturer:

          15.1. (a) The failure of a Venturer timely to contribute its share of Initial Capital.

          15.1. (b)  The Bankruptcy of a Venturer.

          15.1. (c)  Transfer of an Interest in violation of this Agreement.

          15.1. (d) Any material breach of any representation or warranty contained in Section 17.1 or 17.2 which has not been cured in the manner set forth in Section 15.1(e); provided that in the case of breaches contained in
Section 17.2, this provision will apply only if NGP has asserted a written claim within the eighteen (18) month period described in Section 17.2 and the breach involves damages in excess of $25,000.

          15.1. (e) The failure by a Venturer to comply with any of the other terms or conditions of this Agreement if such failure is not cured within thirty
(30) days after delivery of written notice of such failure (the "Default Notice") from any other Venturer, unless such failure is monetary and cannot reasonably be cured within such period and the defaulting Venturer immediately takes action necessary to cure such failure and diligently proceeds to cure such failure within seventy-five (75) days after delivery of the Default Notice. If such failure is not susceptible of being cured, such failure will be deemed to be an Event of Default upon the delivery of the Default Notice.

     15.2.     Remedies.  If an Event of Default occurs, any Nondefaulting
               --------
Venturer will have the right, but not the obligation, to exercise any one or more or combination of the following rights and remedies (in addition to any other rights and remedies available hereunder or at law or in equity) by delivering written notice to the Defaulting Venturer(s) within one hundred twenty (120) days after the Event of Default or the date that the Non-defaulting Venturer becomes aware of the Event of Default, whichever is later:

          15.2. (a) To attempt to remedy the failure which constitutes the Event of Default, in which event any or all amounts paid or Liabilities incurred by a Non-defaulting Venturer in connection therewith may, at the option of such Non-defaulting Venturer, be deemed a loan by the Non-defaulting Venturer to the Defaulting Venturer(s) (the "Default Loan"), which will bear interest on the outstanding balance from the date advanced or incurred at a rate per annum equal to five percent (5%) in excess of the Prime Rate. The Default Loan will be a demand loan and, after demand, in addition to its right to immediate payment, the Non-defaulting Venturer(s) who make the Default Loan irrevocably will be entitled to receive all Distributable Cash and other proceeds which otherwise would be distributed or paid to the Defaulting Venturer to repay fully the Default Loan and any interest thereon. Each Defaulting Venturer hereby grants and conveys to each Non-defaulting Venturer who makes a Default Loan to it a security interest in its Interest to secure the repayment of a Default Loan and any interest thereon.

          15.2. (b) To bring any proceedings for equitable relief, including, without limitation, specific performance and injunction.

          15.2. (c) To pursue a claim for damages, subject to the limitation contained in Section 18.1.

          15.2. (d) If approved by Venturers collectively owning at least sixty-six and two-thirds percent (66 2/3%) of the Venture Voting Percentages of all Non-defaulting Venturers, to dissolve the Venture.


16.  Dissolution.
     -----------

     16.1.     No Dissolution in Certain Circumstances.  None of the following
               ---------------------------------------
events will cause a dissolution of the Venture unless Venturers holding at least sixty-six and two-thirds percent (66 2/3%) of the Venture Voting Percentages of the remaining or unaffected Venturers so elect, in writing:

          16.1. (a) The Bankruptcy or, except in connection with a Permitted Transfer, dissolution of a Venturer.

          16.1. (b) The Transfer of a Venturer's Interest in violation of this Agreement.

          16.1. (c)  The withdrawal or expulsion of a Venturer.

     16.2.     Waiver of Right to Withdraw.  During the term of this Agreement,
               ---------------------------
each Venturer waives any and all rights it may have to withdraw from the Venture or cause a voluntary dissolution of the Venture, except specifically in accordance with this Agreement.

     16.3.     Liquidation.  Upon the dissolution of the Venture, the Managing
               -----------
Venturer (unless its action caused the dissolution under Section 16.1) will liquidate the Venture's assets. If the Managing Venturer caused the dissolution, then the other Venturers will so liquidate. The proceeds from any such liquidation will be distributed as follows:

          16.3. (a) First, to the payment of Liabilities of the Venture other than those owing to the Venturers.

          16.3. (b) Second, to the payment of Liabilities of the Venture owing to the Venturers.

          16.3. (c) Third, to the setting up of any reserves reasonably necessary for future Liabilities of the Venture during the winding-up period.

          16.3. (d) Fourth, to the Venturers, pro rata, to repay any positive balances in their capital accounts after the allocation of Net Income and Net Loss.

          16.3. (e) Fifth, in accordance with Section 11.6. Such payments shall be made at the end of such taxable year, or if later, within ninety (90) days after the date of such liquidation.

     16.4.     Allocations.  The Venture will continue to allocate Profits,
               -----------
Losses, Credits and, except as set forth herein, Distributable Cash, during the windinq-up period in the manner in which such allocations were made prior to dissolution.

     16.5.     Winding-Up.  After the dissolution of the Venture, the business
               ----------
of the Venture may be continued but only to the extent necessary to allow an orderly winding-up of the Venture's business and the liquidation of its assets.

     16.6.     Negative Capital Accounts.  If any Venturer has a deficit balance
               -------------------------
in his Capital Account following the liquidation of his interest in the Venture, as determined after taking into account all Capital Account adjustments for the Venture's taxable year during which the liquidation occurs, the Venturer shall be unconditionally obligated to restore the amount of such deficit balance to the Venture by the end of such taxable year or, if later, within 90 days after the date of such liquidation.

     16.7.     Notices.  Upon dissolution, the Venturers will take all steps
               -------
necessary to accomplish the dissolution, including without limitation, the publication, filing and delivery of notices required by law.

     16.8.     Distributions In Kind.  After all of the Liabilities of the
               ---------------------
Venture have been paid, the Venturer who is liquidating the Venture's Assets pursuant to Section 16.3 may elect to distribute some or all of the assets of the Venture in kind. In this case, the assets to be distributed will be valued at their Fair Market Value at the time of distribution, the assets will be treated on books of the Venture as having been sold for an amount equal to their Fair Market Value, and distribution then will proceed as if cash equal to the Fair Market Value of those assets was distributed. If the Venturers cannot agree on the Fair Market Value of any such asset, its fair market value will be determined in accordance with the arbitration formula set forth in Section 14.3.

     16.9.     Venturers May Bid.  Any Venturer will be permitted to bid for any
               -----------------
asset of the Venture upon dissolution.



17.  Representations and Warranties.
     ------------------------------

     17.1.     Mutual Representations.  Each Venturer represents and warrants
               ----------------------
that it has full right and authority to enter into this Agreement without obtaining any consents or approvals; its execution of this Agreement and the performance of the terms and conditions hereof will not violate any other agreement to which it is a party or pursuant to which it is bound; that it has been represented by counsel of its own choice; and this Agreement is binding upon it and its execution of this Agreement and its performance of the terms and conditions of this Agreement are duly authorized.

     17.2.     PEL and OCC Representations.  PRP hereby makes each of the
               ---------------------------
representations and warranties set forth in Exhibit "G", each of which are incorporated herein by this reference and shall survive the Closing Date. PRP confirms its awareness that based on the representations and warranties contained in Exhibit "G", the Venture will make certain representations and warranties to AGC in the Operating Lease. Nothing contained in this Section

17.2 will be deemed to create any third party beneficiary rights in AGC, but in case of any action by AGC under the Lease, the Venture, and PRP shall have available, and may assert, any defense or counterclaim available to the Venture. The representations and warranties referenced in this Section 17.2 shall survive the Closing only for a period of eighteen (18) months and except to the extent NGP asserts a claim in writing for breach of such representations and warranties within such time period, such representations and warranties shall thereafter be considered void.

     17.3.     Representations to Protect REIT Status.  PRP understands that
               --------------------------------------
National Golf Properties, Inc., a Maryland corporation, and the general partner of NGP ("National Golf"), has qualified as a real estate investment trust (REIT) under the Code and that it intends to maintain such qualification and that, as a REIT, National Golf is subject to a number of organizational and operational requirements. PRP further understands that the representations, warranties and agreements set forth below are intended to assist National Golf in maintaining its REIT status and that a violation of such representations, warranties and agreements could have an adverse impact on National Golf's REIT status. Accordingly, PRP (on behalf of itself and its Successors) represents, warrants and agrees as follows:

          17.3.(a) It does not and agrees that it will not, at any time, own or "Constructively Own," as defined in Exhibit "H", any stock of National Golf.

          17.3. (b) If, for any reason, PRP, or any Successor violates the representation and agreement set forth in Section 17.3(a), then (1) to the extent permitted by National Golf's Certificate of Incorporation, such acquisition or ownership of National Golf stock will be void (subject to the terms and conditions of National Golf's Certificate of Incorporation); and (2) to the extent (i) such Certificate of Incorporation does not operate so as to immediately void such acquisition or ownership, and (ii) such acquisition or ownership would cause National Golf to be viewed as the Constructive Owner of an "Ownership Interest" (as defined in Exhibit "H") of ten percent or more in any tenant of National Golf or NGP (in either case, so long as National Golf is the general partner of NGP), or AGC, then immediately upon such event, the Interest of such Venturer shall be automatically purchased by PRP or its Successors pro rata (to the extent that such transfer does not violate Section 17.3(a)) for an amount equal to the amount that PRP would have received had it exercised its Put rights pursuant to Article 14; provided that if such transfer does not prevent a violation of Section 17.3(a), then the ownership interest of such Venturer shall be automatically purchased by National Golf in exchange for an amount equal to the amount that such Venturer would have received had it exercised its Put rights pursuant to Article 14. In addition, such Venturer shall immediately upon demand pay to the purchaser of the Interest all distributions made by the Venture to it after the date of such purchase but prior to its discovery. In such case, the Managing Venturer shall have the authority to adjust the Venture's books and records (including amending tax returns if appropriate) to reflect such purchase and all resulting matters.


18.  Reciprocal Indemnities.
     ----------------------

     18.1.     PRP's Indemnity.  PRP shall indemnify, protect, defend and hold
               ---------------
harmless the Venture, NGP, and AGC and their respective owners, lessees, guarantors, officers, directors, partners, employees, and agents from and against all claims, demands, lawsuits, actions, proceedings, liabilities, damages, losses, and expenses, including reasonably attorneys' fees (collectively, "Claims") relating to any breach by PRP of this Agreement; provided that insofar as such indemnity pertains to a breach of any representation or warranty set forth in Section 17.2, such indemnity shall survive the Closing only for a period of eighteen (18) months and except to the extent NGP asserts a claim in writing for indemnity within such time period, the indemnity insofar as it relates to such representations and warranties shall thereafter be considered void. Any claim under this Section 18.1 shall not be applicable unless the damage resulting therefrom exceeds $25,000. The aggregate of all such claims shall not exceed $8 million.

     18.2.     NGP's Indemnity.  NGP shall indemnify, protect, defend, and hold
               ---------------
harmless the Venture, PRP, AGC and their respective owners, lessees, guarantors, officers, directors, partners, employees, and agents from and against all Claims relating to any breach by NGP of this Agreement.


19.  Miscellaneous.
     -------------

     19.1.     Notices.  Any notice, payment, demand or communication required
               -------
or permitted to be given by any provision of this Agreement will be deemed to have been delivered and given for all purposes: (a) if delivered personally to the party or to an officer of the party to whom it is directed; or (b) whether or not it is actually received, if sent by a recognized overnight courier service, such as Federal Express, addressed as set forth below or to such other address as a Venturer may from time to time specify by written notice to each other Venturer. Any such notice, payment, demand or communication will be deemed to have been delivered and given on the date delivered, if delivered personally, or on the date of attempted delivery by overnight courier service. The following addresses are the current addresses of the Venturers:

              If to NGP:   National Golf Operating Partnership
                           c/o National Golf Properties, Inc.
                           2951 28th Street, Suite 3000
                           Santa Monica, CA 90405
                           Attn:   Scott Thompson, Esq.
                                   General Counsel

              If to PRP:   c/o Marvin A. French
                           Pumpkin Ridge Golf Course
                           12930 Old Pumpkin Ridge Road
                           Cornelius, OR 97113

              With a copy to:  Margaret Kushner, Esq.
                               Stoel Rives LP
                               900 S.W. Fifth Avenue
                               Suite 2300
                               Portland, OR 97204


     19.2.     Headings.  Article and Paragraph headings in this Agreement are
               --------
for reference purposes only and do not describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

     19.3.     Severability.  Every provision of this Agreement is intended to
               ------------
be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the validity of the remainder of such term and this Agreement.

     19.4.     Amendments.  All amendments to this Agreement must be in writing
               ----------
and signed by all Venturers and any other attempted amendment will be null and void.

     19.5.     No Waiver.  The failure of any Venturer to insist upon strict
               ---------
performance of any of the terms or conditions of this Agreement or to exercise any election, right or remedy will not be construed as a waiver or election. No waiver will be effective unless it is in writing, specifically describes the act or omission to be waived and is signed by the party charged with the waiver. No waiver will be deemed to be a waiver of any prior, concurrent or subsequent act or omission.

     19.6.     Legal Fees.  In any action for breach of, to enforce the
               ----------
provisions of, or otherwise involving this Agreement, the court or other authority having jurisdiction in such action shall award a reasonable sum of attorneys' fees and costs to the party in whose favor judgment is entered. The party in whose favor judgment is entered may, by its election, submit proof of attorneys' fees and costs as an element of damages before entry of judgment, or after entry of judgment in any post judgment cost bill.

     19.7.     Governing Law.  The local, internal laws of Oregon govern the
               -------------
validity of the Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

     19.8.     Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts with the same effect as if all parties hereto had signed the same document. All counterparts will be construed together and will constitute one agreement.

     19.9.     Rights and Remedies Cumulative.  All rights and remedies
               ------------------------------
available to a party hereunder or at law or in equity are cumulative and not exclusive and may be exercised successively, concurrently or in any order.

     19.10.    Binding on Successors.  Subject to Article 13, each and all of
               ---------------------
the covenants, terms, provisions and agreements herein contained will be binding upon and inure to the benefit of the Venturers and their respective Successors.

     19.11.    Time.  Time is of the essence in the performance of the parties'
               ----
respective obligations under this Agreement.

     19.12.    Entire Agreement.  This Agreement constitutes the entire
               ----------------
understanding and agreement among the parties with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

     19.13.    Further Assurances.  Each Venturer agrees to cooperate with the
               ------------------
other Venturers and to perform any further acts and execute and deliver any further documents and agreements which may be reasonably necessary to carry out the provisions of this Agreement and the purposes of the Venture.

     19.14.    Masculine Includes Feminine, etc..  Where the context so
               ---------------------------------
requires, the use of the masculine gender includes the feminine and neuter genders and the singular includes the plural, and vice versa, and the word "person" includes any individual, corporation, association, partnership or other entity.

     19.15.    Exhibits.  All Exhibits hereto are incorporated herein by
               --------
reference as though set forth in full.

     19.16.    Confidentiality.  The parties shall keep confidential the
               ---------------
existence and terms of this Agreement, except as to their employees, consultants, attorneys, accountants and other agents that may be involved in conducting the due diligence related to the transactions contemplated by this Agreement. Upon the Closing, NGP shall be permitted to make public announcements and disclosures regarding the terms of the transaction except that the initial press release will be subject to the reasonable prior approval of OCC and PEL.

     19.17.    Obligations.  The obligations, representations and warranties of
               -----------
OCC and PEL hereunder or under any Exhibit shall constitute their several obligations, representations and warranties. In furtherance and not in limitation of the foregoing, in any instance in which PRP has liability under this Agreement and the assets of PRP are not sufficient to discharge such liability, any recourse against OCC and PEL with respect to such liability shall be several and not joint, in the case of each in proportion to the then-interests of OCC and PEL in PRP.


     IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth in Article 1.

                          "NGP"

                          NATIONAL GOLF OPERATING PARTNERSHIP L.P..
                          a Delaware limited partnership

                          By:   NATIONAL GOLF PROPERTIES, INC.,
                                a Maryland corporation


                          By: /s/ Paul Major
                             ----------------------------
                             Print Name: Paul Major
                             Title: Senior Vice President


                          "PRP"

                          PUMPKIN RIDGE PARTNERS,
                          an Oregon Partnership

                          By:   OREGON CENTRAL CORPORATION,
                                a Delaware corporation


                          By: /s/ Kumiko Hatori
                             -----------------------------
                             Print Name: Kumiko Hatori
                             Title: Vice President